Exhibit 5.1

Marc A. Recht
T: (617) 937-2323
mrecht@cooley.com

September 16, 2016

Eagle Pharmaceuticals, Inc.

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

Ladies and Gentlemen:

We have acted as counsel to Eagle Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering of up to an aggregate of 1,094,081 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), including (i) 938,183 shares (the “2014 Plan Shares”) reserved for issuance pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), and (ii) 155,898 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the 2014 Plan and the 2014 ESPP, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the 2014 Plan Shares and the ESPP Shares, when sold and issued in accordance with the 2014 Plan and the 2014 ESPP, respectively, and the Registration

500 BOYLSTON STREET, BOSTON, MA 02116-3736  T: (617) 937-2300  F: (617) 937-2400  WWW.COOLEY.COM

Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Marc A. Recht
Marc A. Recht, Partner